Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 10, 2014, relating to the consolidated financial statements of Organovo Holdings, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of Organovo Holdings, Inc. for the year ended March 31, 2014 and for the period from April 19, 2007 (Inception) through March 31, 2014, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, CA

February 27, 2015